Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of The Goldman Sachs Group, Inc. (File No. 333-154173) of our report dated January 24, 2008 relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Part II, Item 8 of the Annual Report on Form 10-K for the fiscal year ended November 30, 2007 of The Goldman Sachs Group, Inc. We also consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of our report dated January 24, 2008 relating to Selected Financial Data, which appears in Exhibit 99.1 of the Annual Report on Form 10-K for the fiscal year ended November 30, 2007 of The Goldman Sachs Group, Inc.
/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
October 21, 2008